Investment Advisory Agreement
     AGREEMENT made this ____ day of ______________, 1998 by and between The Sports Funds Trust (the "Trust"), a Delaware business trust and Pegasus Advisory Group, Inc., (the "Advisor") a corporation operating as a registered investment adviser and duly organized and existing under the laws of the State of North Carolina
     1. Duties of Advisor. The Trust hereby appoints the Advisor to act as investment adviser to the Fund for the period and on such terms set forth in this Agreement. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Fund, to determine in its discretion the assets to be held uninvested, to provide the Trust with records concerning the Advisor's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the Advisor's discharge of the foregoing responsibilities. The Advisor shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Trust's Prospectus and Statement of Additional Information. The Advisor accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings, equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.
     The Advisor may employ or contract with other persons to assist it in the performance of this Agreement (herein, a "Subadvisor"); provided that the retention of any Subadvisor shall be approved as may be required by the Investment Company Act of 1940 Act, as amended, (the "Act"). A Subadvisor may perform under the supervision of the Advisor any or all services described herein. Subadvisors may include other investment advisory or management firms and officers or employees who are employed by the Advisor and the Trust. The fees or other compensation of any Subadvisor shall be paid by the Advisor and no obligation may be incurred on the Trust's behalf to any such person.
     2.   Portfolio Transactions.  The Advisor shall provide the
Fund with a trading department. The Advisor shall select the brokers or dealers that will execute the purchases and sales of securities for the Fund, and is directed to use its best efforts to ensure that the best available price and most favorable execution of securities transactions for the Fund are obtained. The Fund will bear all expenses, not specifically assumed by the Advisor, incurred in its operations and offering of its shares, including, without limitation, brokerage commissions and custody expenses. Subject to policies established by the Board of Trustees of the Trust and communicated to the Advisor, it is understood that the Advisor will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of the Fund, or be in breach of any obligation owing to the Trust or in respect of the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission that another member of an exchange, broker or dealer would have charged, if the Advisor determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Advisor's overall responsibilities with respect to the accounts, including the Fund, as to which it exercises investment discretion. The Advisor will promptly communicate to the officers and Trustees of the Trust such information relating to Fund transactions as they may reasonably request.
     3. Compensation of the Advisor. For the services to be rendered by the Advisor as provided in Section 1 and 2 of this Agreement, the Fund shall pay to the Advisor within five business days after the end of each calendar month, a monthly fee of one twelfth of 0.95% of the average daily net assets. The net asset value shall be calculated in the manner provided in the Fund's Prospectus and Statement of Additional Information then in effect.
     In the event of termination of this Agreement, the fee provided in this Section 3 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.
     Any amounts waived or reimbursed by the Advisor are subject to reimbursement by the Fund within the following three years, provided the Fund is able to effect such reimbursement and remain in compliance with the expense limitations stated in the Prospectus.
     4.   Reports.  The Fund and the Advisor agree to furnish to
each other such information regarding their operations with regard to their affairs as each may reasonably request.
     5.   Status of Advisor.  The services of the Advisor to the
Fund are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services to the Fund are not impaired thereby.
     6. Liability of Advisor. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Advisor of its obligations and duties hereunder, the Advisor shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error of judgement, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.
     7. Duration and Termination. This Agreement shall become effective on the date that the Trust's registration statement is declared effective by the U.S. Securities and Exchange Commission, provided that first it is approved by the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any party hereto, in the manner provided in Section 15(c) of the Act, and by the holders of a majority of the outstanding voting securities of the Fund; and shall
continue in effect for two years.   Thereafter, this Agreement may
continue in effect only if such continuance is approved at least annually by: (i) the Trust's Board of Trustees or, (ii) by the vote of a majority of the outstanding voting securities of the Fund; and in either event by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party in the manner provided in Section 15(c) of the Act. This Agreement may be terminated by the Trust, at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Advisor. This Agreement may be terminated by the Advisor at any time, without the payment of any penalty, upon not more than 60 days' written notice to the Trust. This Agreement will automatically terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postage prepaid, to the other party at the principal office of such party.
     As used in this Section 7, the terms "assignment", "interested person", and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Act and Rule 18f-2 thereunder.
     8. Name of Fund. The parties agree that the Advisor has a proprietary interest in the name "The Sports Funds Trust," and the Trust agrees to promptly take such action as may be necessary to delete from its name and/or the name of the Fund any reference to such name promptly after receipt from the Advisor of a written request therefore.
     9.   Severability.  If any provisions of this Agreement shall
be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     10. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control..
     11. Records. All records held by the Advisor which are required to be maintained and preserved by the Fund in order to comply with Rules 31 a-1 and 31 a-2 of the Act remain the property of the Fund and will be surrendered promptly by the Advisor upon the request of the Fund.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this ______ day of ____________, 1997.

The Sports Funds Trust                     Pegasus Advisory Group,Inc.




Jack R.  Plymale, Sole Trustee                  Jack R. Plymale,
                                                President